Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, August 4, 2026

HYSTER-YALE
ANNOUNCES SECOND QUARTER 2026 RESULTS

Q2 2026 Consolidated Highlights:
•Bookings of $680 million represent the fourth consecutive quarter of growth; 17% higher sequentially and twice the level of Q2 2025
•Revenue increased sequentially as stronger bookings began to translate into higher shipments
•Operating loss reduced sequentially
•Operating cash flow improved in Q2 2026 compared to Q1 2026
•Income tax change includes establishment of a non-cash valuation allowance for Brazil

Cleveland, Ohio, August 4, 2026: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended June 30, 2026.

($ in millions except per share amounts)	Three Months Ended
	Q2 2026	Q2 2025	% Change	Q1 2026	% Change
Revenues	$812.9	$956.6	(15)%	$795.2	2%
Operating Profit (Loss)	$(18.4)	$(8.5)	n.m.	$(28.0)	34%
Net Income (Loss)	$(31.6)	$(13.9)	n.m.	$(30.5)	(4)%
Diluted Earnings (Loss) per Share	$(1.76)	$(0.79)	n.m.	$(1.71)	(3)%

Adjusted Operating Profit (Loss)(1)	$(16.7)	$7.2	n.m.	$(26.4)	37%
Adjusted Net Income (Loss)(1)	$(29.5)	$(2.3)	n.m.	$(29.3)	(1)%
Adjusted Diluted Earnings (Loss) per Share(1)	$(1.64)	$(0.13)	n.m.	$(1.64)	—%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q2 2026	Q2 2025	% Change	Q1 2026	% Change
Revenues	$755.5	$904.2	(16)%	$739.7	2%
Americas(2)	$596.2	$707.5	(16)%	$578.4	3%
EMEA(2)	$118.2	$148.3	(20)%	$126.0	(6)%
JAPIC(2)	$41.1	$48.4	(15)%	$35.3	16%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Lift Truck revenue increased 2% from Q1 2026 as improved bookings began to translate into higher shipments. Higher volume and favorable pricing drove the sequential improvement.

Q2 2026 Lift Truck revenue of $756 million decreased 16% from the prior year, primarily due to lower shipment volumes and an unfavorable product mix. Positive pricing of $17 million partially offset these impacts.

•The year-over-year decline reflected lower sales of higher-value standard and premium counterbalanced lift trucks, particularly Class 1 and Class 4 products, as customers shifted towards lighter-duty, lower-priced models.
•Recently introduced low-intensity products continued to gain market acceptance and helped offset lower sales of higher-revenue products. These products supported market share gains and profitability as customer demand shifted towards lower-priced segments.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q2 2026	Q2 2025	% Change	Q1 2026	% Change
Gross Profit	$105.5	$146.8	(28)%	$104.3	1%
Americas	$91.7	$129.9	(29)%	$93.7	(2)%
EMEA	$10.3	$14.8	(30)%	$8.6	20%
JAPIC	$3.5	$2.1	67%	$2.0	75%
Operating Profit (Loss)	$(20.5)	$(10.9)	(88)%	$(27.9)	27%
Americas	$3.6	$11.7	(69)%	$(1.7)	n.m.
EMEA	$(18.4)	$(15.0)	(23)%	$(19.1)	4%
JAPIC	$(5.7)	$(7.6)	25%	$(7.1)	20%

Adjusted Operating Profit (Loss)(1)	$(18.8)	$4.8	n.m.	$(26.3)	29%
Americas(1)	$5.3	$27.6	(81)%	$(0.1)	n.m.
EMEA(1)	$(18.4)	$(15.3)	(20)%	$(19.1)	4%
JAPIC(1)	$(5.7)	$(7.5)	24%	$(7.1)	20%
(1) Reconciliations of reported to adjusted figures are included below.

Sequentially, Lift Truck operating results improved $7 million from Q1 2026, driven by higher shipment volumes, favorable pricing, and lower employee-related expenses, including incentive compensation.
•Gross margin benefited from $35 million of refunds related to previously paid tariffs. This benefit was largely offset by unfavorable capitalized material costs and $10 million of higher gross tariff costs compared with Q1 2026.
•The tariff refund recorded does not change the Company's future tariff exposure.
Lift Truck operating results declined from the prior year primarily due to lower shipment volumes, unfavorable product mix, and $20 million of incremental gross tariff-related costs.
•Gross profit decreased 28% from the prior year, primarily reflecting lower sales of higher-value 4–9 ton and 1–3.5 ton lift trucks. Positive pricing realization of $17 million across most lift product lines partially offset these impacts.
•Selling, general and administrative expenses decreased $18 million from the prior year, primarily due to lower employee-related expenses, including incentive compensation, and benefits from restructuring actions implemented in Q4 2025.

Bolzoni Group Results

($ in millions)	Q2 2026	Q2 2025	% Change	Q1 2026	% Change
Revenues	$81.9	$90.6	(10)%	$82.9	(1)%
Gross Profit	$22.0	$21.4	3%	$20.5	7%
Operating Profit (Loss)	$2.0	$2.4	(17)%	$(0.1)	n.m.

Adjusted Operating Profit (Loss)(1)	$2.0	$2.4	(17)%	$(0.1)	n.m.
(1) Reconciliations of reported to adjusted figures are included below.

Sequentially, revenues decreased slightly primarily due to lower volume in the Americas. Operating profit increased $2.1 million, driven by improved gross margins from lower freight costs and favorable product mix, as well as lower operating expenses.

Bolzoni Group revenues decreased from Q2 2025, primarily due to lower volume in the Americas. Favorable product mix and foreign currency translation partially offset the decline. Gross profit increased modestly despite lower sales, reflecting lower freight costs and favorable product mix. Operating profit declined year over year as higher SG&A expenses, including personnel costs associated with the 2025 Valmar acquisition, more than offset the gross profit improvement.

Income Tax Expense
In Q2 2026, the Company reported income tax expense of $8.1 million, compared with $0.2 million of income tax expense in Q2 2025. The Q2 2026 effective tax rate primarily reflects the geographic mix of operating results and limitations on recognizing tax benefits from losses primarily due to the Company’s U.S. and U.K. valuation allowance positions. In addition, the Company recorded a $3.4 million non-cash valuation allowance charge against deferred tax assets in Brazil. The Q2 2026 effective tax rate is not indicative of the Company's expected tax rate in future quarters.

Liquidity and Capital Allocation

($ in millions)	June 30, 2026	June 30, 2025	March 31, 2026
Debt	$500.0	$473.2	$505.3
Cash	72.6	66.9	81.8
Net Debt	$427.4	$406.3	$423.5

LTM Net Income (Loss)(3)	$(116.9)	$22.2	$(99.2)
LTM Adjusted EBITDA(3)	$(4.1)	$169.8	$22.2

Debt/Net Income (Loss)	n.m.	21.3	(5.1)
Net Debt /Adjusted EBITDA	n.m.	2.4	19.1
(3) Net Income (Loss) and Adjusted EBITDA are presented for the last twelve month period (LTM). Reconciliation of adjusted EBITDA is included below.

Operating cash flow improved to a source of $17 million in Q2 2026 compared with a use of $33 million in Q1 2026, reflecting a $50 million sequential improvement despite operating losses.

The improvement was primarily driven by favorable working capital actions, including lower inventory and accrual normalization. Strong working capital execution also enabled the Company to reduce debt during the quarter despite higher capital expenditures.

Inventory remained well controlled as the Company balanced production requirements with market demand. Excluding the effects of foreign currency and tariffs, inventory decreased approximately $110 million from the prior year. Improvements in raw materials and finished goods inventory contributed to an eight-day reduction in days inventory outstanding.

The Company continues to focus on inventory optimization and working capital efficiency as it prepares for anticipated increased production levels later in 2026.

Outlook
The Company continues to believe the first half of 2026 marked the bottom of the current lift truck market cycle. Lower shipment volumes, higher tariff costs and an unfavorable product mix negatively impacted first-half results. However, bookings have increased for four consecutive quarters and second-quarter revenue, operating results and cash flow improved sequentially. These trends are expected to support improving performance through the remainder of 2026.

The Company's updated outlook reflects current assumptions regarding tariffs, geopolitical developments and market conditions. Key tariff-related assumptions include:
•U.S. and international tariff policies and rates in effect as of July 2026 serve as the baseline;
•continued application of Section 232 tariffs on steel, aluminum, copper, and certain derivative products, including the April 2026 expansion that applies tariffs to the full customs value of covered products rather than only the underlying metal content;
•continued application of Section 301 tariffs on Chinese‑origin goods, including lift truck components, with current product‑specific exclusions scheduled to expire in November 2026;
•the temporary global import surcharge imposed under Section 122 of the Trade Act of 1974, which replaced tariffs previously imposed under the International Emergency Economic Powers Act (“IEEPA”), is assumed to remain in effect through its statutory expiration; given uncertainty regarding any successor trade measures, no benefit or incremental cost from potential replacement actions has been assumed;
•demand forecasts based on available market data and booking trends; and
•the successful execution of the Company’s tariff mitigation initiatives, including pricing actions, sourcing adjustments, product-cost reductions, and other cost-management programs.

Operational Initiatives and Cost‑Reduction Programs
Cost-reduction initiatives launched in 2025 continue to progress as planned. The Company's 2025 restructuring program began generating benefits with approximately half of the expected annualized $40 million to $45 million cost reductions recognized in the first six months of 2026.

Manufacturing footprint optimization projects also remain on track. The Company expects future costs and benefits for the projects as shown below:

(In millions)	Planned for Remainder of 2026	Planned for 2027	Planned for 2028
Expected costs	$6-10	$3-6	-
Expected annualized income and cash benefits	-	$15-20	$30-40

Expected savings in 2027 have been revised to reflect lower anticipated production volumes. Once fully implemented and production volumes increase, these actions are expected to generate annualized benefits beginning in 2028.

Together, these actions are expected to lower the Company’s cost structure, improve operating leverage, and strengthen financial resilience across the business cycle.

Lift Truck Business
Industry conditions in the lift truck market generally improved during Q2 2026, although demand varied by region and customer application. The Company gained market share primarily through its expanded product portfolio and increasing customer acceptance of its value and standard product offerings.

Lift Truck bookings and backlog were as follows:

(In millions)	Q2 2026	Q2 2025	% Change	Q1 2026	% Change
Unit Bookings $ Value	$680	$330	106%	$580	17%
Unit Backlog $ Value	$1,580	$1,650	(4)%	$1,410	12%

• Bookings increased 17% from the first quarter and more than doubled from the prior year, marking the fourth consecutive quarter of growth and the strongest booking quarter in three years. Growth was driven primarily by the Americas.

• Backlog increased to approximately $1.6 billion and approached five months of production as bookings exceeded shipments during the quarter.

The Company expects bookings in 2026 to exceed 2025, supported by healthier industry conditions, market share gains, and broader customer acceptance of its expanded product portfolio. Investments made over the past several years to broaden the product lineup have positioned the Company to address increasing demand for lower-intensity applications and compete across a larger portion of the lift truck market. The Company's standard and value offerings in the 1-3.5 ton, 4-9 ton and Big Truck product lines continue to support volume growth, profitability, and market share gains. However, inflation, tariffs, geopolitical uncertainty, and increased competition continue to affect customer purchasing patterns across regions and end markets.

The improvement in bookings has begun to benefit shipments, with a meaningful impact on production and revenue expected to occur by the end 2026. Customer delivery schedules have shifted, resulting in a greater portion of expected shipment growth occurring later in the year.

The Company is implementing sourcing and production changes in response to new Section 232 tariffs, including shifting certain sourcing and production activities into the U.S. These actions are expected to reduce tariff costs over time but are delaying a portion of shipment growth while implementation is completed. As a result, production growth is expected to temporarily lag booking growth in the near term despite strong demand.

Tariff-related costs on steel, components, and other imported materials remain elevated. Pricing, sourcing, and product-cost actions are expected to provide increasing benefit in the second half of 2026, although the Company does not currently expect to offset all tariff-related expenses.

Gross margins are expected to improve gradually from Q2 2026 levels as production volumes increase and pricing and sourcing actions offset a portion of recent tariff costs. The Company's newly introduced low-intensity trucks are expected to contribute favorably to margins while expanding the addressable market and increasing manufacturing scale. However, competitive pricing, particularly in South America and Europe, where competitors continue to compete aggressively with lower-priced value and standard products, is expected to limit the pace of margin improvement. As a result, the Company is maintaining a disciplined approach to balance market share growth and profitability.

Lift truck operating results are expected to improve in the second half of 2026 as shipment volumes increase and production levels rise. Improved manufacturing efficiency, pricing actions, and cost reduction initiatives are expected to support earnings growth. Customer delivery timing, production transitions related to tariff mitigation actions, and competitive pricing are expected to moderate the pace of recovery. The largest improvement is expected as shipment volumes increase later in the year.

Bolzoni Group
Bolzoni is expected to achieve a modest improvement in operating profit in 2026 despite slightly lower revenue. Revenue is expected to decline modestly due to the planned phase-out of certain legacy component sales to the Lift Truck business. However, a continued shift toward higher-margin attachment products and improved plant utilization are expected to support margin expansion and improved profitability. Management remains focused on optimizing product mix and maintaining operational discipline across its global operations.

Consolidated
The Company expects to have a moderate operating loss for full-year 2026. While improved demand and higher bookings are expected to support increased shipments and revenue, customer delivery schedules and sourcing transitions have delayed the timing of the recovery. The strongest improvement in operating results is expected in the latter part of 2026.

The financial discipline established over the past several years continues to strengthen the Company’s ability to navigate changing market conditions while progressing toward its long-term objective of achieving approximately 7% operating profit over the business cycle. Management believes higher production volumes, improved manufacturing efficiency, modular product platforms, and portfolio expansion into value and standard segments remain key drivers supporting achievement of this objective.

The Company remains focused on working capital efficiency and cash generation. Working capital initiatives contributed to positive operating cash flow in the second quarter, and management intends to maintain the inventory discipline established during the downturn as production increases. The Company continues to target working capital of approximately 15% of revenue over time.

The Company remains committed to strategic investments that support long-term growth and transformation, including modular product development, manufacturing capabilities, and information technology. Capital expenditures for 2026 are expected to range from $50 million to $60 million, with spending dependent on production requirements and the timing of approved projects.

Management believes its continued focus on financial discipline, working capital efficiency, and prudent capital allocation positions the Company to improve financial performance while maintaining the flexibility to support future growth.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q2 2026 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material as a supplement to understand Hyster-Yale's future direction.

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Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, August 5, 2026, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://ir.hyster-yale.com/events-and-presentations. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share exclude restructuring and impairment charges, referred to in the release as "manufacturing footprint optimization", Nuvera's strategic realignment and the 2025 restructuring program, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint optimization charges and Nuvera's strategic realignment, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from sustained or increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) the Company's ability to recover previously paid IEEPA tariffs, (4) delays in manufacturing and delivery schedules, (5) reduction in demand for lift trucks, attachments and related parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (6) customer acceptance of pricing, (7) customer acceptance of, changes in the costs of, or delays in the development of new products, (8) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (9) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Iran conflict, the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (10) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (12) the successful commercialization of products and technology related to the energy solutions program, (13) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (14) bankruptcy of or loss of major dealers, retail customers or suppliers, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (18) the ability to attract, retain, and replace workforce and administrative employees, (19) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (20) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, parts and technology and energy solutions marketed globally primarily under the Hyster®, Yale®, Nuvera® and Maximal® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2026	2025	2026	2025
	(In millions, except per share data)
Revenues	$812.9	$956.6	$1,608.1	$1,867.0
Cost of sales	685.3	788.4	1,355.7	1,521.1
Gross Profit	127.6	168.2	252.4	345.9
Selling, general and administrative expenses	144.3	161.0	295.5	317.2
Restructuring and impairment charges[1]	1.7	15.7	3.3	15.9
Operating Profit	(18.4)	(8.5)	(46.4)	12.8
Other (income) expense
Interest expense	7.8	7.9	15.0	15.6
Income from unconsolidated affiliates	(2.7)	(2.7)	(6.0)	(5.6)
Other, net	(0.3)	(0.5)	(0.1)	(0.8)
Income (Loss) before Income Taxes	(23.2)	(13.2)	(55.3)	3.6
Income tax expense	8.1	0.2	6.3	8.3
Net (income) loss attributable to noncontrolling interests	0.1	(0.2)	0.1	(0.2)
Net (income) loss attributable to redeemable noncontrolling interests	(0.1)	—	(0.1)	0.1
Accrued dividend to redeemable noncontrolling interests	(0.3)	(0.3)	(0.5)	(0.5)
Net Loss Attributable to Stockholders	$(31.6)	$(13.9)	$(62.1)	$(5.3)

Basic Loss per Share	$(1.76)	$(0.79)	$(3.48)	$(0.30)
Diluted Loss per Share	$(1.76)	$(0.79)	$(3.48)	$(0.30)
Basic Weighted Average Shares Outstanding	17.912	17.705	17.862	17.621
Diluted Weighted Average Shares Outstanding	17.912	17.705	17.862	17.621

 [1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2026	2025	2026	2025
	(In millions)
Revenues
Americas	$596.2	$707.5	$1,174.6	$1,406.4
EMEA	118.2	148.3	244.2	266.5
JAPIC	41.1	48.4	76.4	95.7
Lift Truck Business	$755.5	$904.2	$1,495.2	$1,768.6
Bolzoni	81.9	90.6	164.8	170.9
Eliminations	(24.5)	(38.2)	(51.9)	(72.5)
Total	$812.9	$956.6	$1,608.1	$1,867.0

Gross profit
Americas	$91.7	$129.9	$185.4	$272.4
EMEA	10.3	14.8	18.9	27.7
JAPIC	3.5	2.1	5.5	5.5
Lift Truck Business	$105.5	$146.8	$209.8	$305.6
Bolzoni	22.0	21.4	42.5	39.9
Eliminations	0.1	—	0.1	0.4
Total	$127.6	$168.2	$252.4	$345.9

Operating profit (loss)
Americas	$3.6	$11.7	$1.9	$54.2
EMEA	(18.4)	(15.0)	(37.5)	(29.9)
JAPIC	(5.7)	(7.6)	(12.8)	(14.9)
Lift Truck Business	$(20.5)	$(10.9)	$(48.4)	$9.4
Bolzoni	2.0	2.4	1.9	3.0
Eliminations	0.1	—	0.1	0.4
Total	$(18.4)	$(8.5)	$(46.4)	$12.8

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
		Three Months Ended		Six Months Ended
		June 30		June 30
		2026	2025	2026	2025
		(In millions)		(In millions)
Net cash provided by (used for) operating activities		$16.7	$28.9	$(16.2)	$(7.5)
Net cash used for investing activities		(14.2)	(15.3)	(23.5)	(25.6)
Cash Flow Before Financing Activities		$2.5	$13.6	$(39.7)	$(33.1)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(In millions)
Debt	$500.0	$505.3	$494.3	$467.8	$473.2
Cash	72.6	81.8	123.2	71.1	66.9
Net Debt	$427.4	$423.5	$371.1	$396.7	$406.3

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(In millions)
Accounts Receivable	$484.8	$471.2	$489.6	$520.6	$512.1
Inventory	627.5	643.8	634.3	740.3	776.6
Accounts Payable	423.4	408.9	401.2	476.0	474.4
Working Capital	$688.9	$706.1	$722.7	$784.9	$814.3

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	Last Twelve Months Ended
	6/30/2026	6/30/2025	12/31/2025
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(116.9)	$22.2	$(60.1)
Noncontrolling interest income and dividends	2.0	1.6	2.1
Income tax expense	13.1	31.9	15.1
Interest expense	30.6	31.7	31.2
Interest income	(3.9)	(2.4)	(2.7)
Depreciation and amortization expense	45.2	46.3	45.8
Restructuring and impairment charges[1]	25.8	38.5	38.4
Adjusted EBITDA	$(4.1)	$169.8	$69.8

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions, except per share data)
Operating Profit (Loss)	$(18.4)	$(8.5)	$(46.4)	$12.8
Adjustments:
Restructuring and impairment charges[1]	1.7	15.7	3.3	15.9
Adjusted Operating Profit (Loss)	$(16.7)	$7.2	$(43.1)	$28.7

Net Loss Attributable to Stockholders	$(31.6)	$(13.9)	$(62.1)	$(5.3)
Adjustments:
Restructuring and impairment charges[1]	1.7	15.7	3.3	15.9
Income tax expense (credit)[2]	0.4	(4.1)	0.9	(4.2)
Adjusted Net Income (Loss) Attributable to Stockholders	$(29.5)	$(2.3)	$(57.9)	$6.4

Diluted loss per share	$(1.76)	$(0.79)	$(3.48)	$(0.30)
Adjustments:
Restructuring and impairment charges[1]	0.09	0.89	0.18	0.90
Income tax expense (credit)[2]	0.02	(0.23)	0.05	(0.24)
Adjusted diluted earnings (loss) per share	$(1.64)	$(0.13)	$(3.24)	$0.36

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."

[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q2 2026	Q2 2025	Q1 2026
	(In millions)
Americas
Operating profit (loss)	$3.6	$11.7	$(1.7)
Adjustments:
Restructuring and impairment charges[1]	1.7	15.9	1.6
Adjusted operating profit	$5.3	$27.6	$(0.1)
EMEA
Operating profit (loss)	$(18.4)	$(15.0)	$(19.1)
Adjustments:
Restructuring and impairment charges (reversals)[1]	—	(0.3)	—
Adjusted operating profit (loss)	$(18.4)	$(15.3)	$(19.1)
JAPIC
Operating profit (loss)	$(5.7)	$(7.6)	$(7.1)
Adjustments:
Restructuring and impairment charges[1]	—	0.1	—
Adjusted operating profit (loss)	$(5.7)	$(7.5)	$(7.1)
Lift Truck
Operating profit (loss)	$(20.5)	$(10.9)	$(27.9)
Adjustments:
Restructuring and impairment charges[1]	1.7	15.7	1.6
Adjusted operating profit (loss)	$(18.8)	$4.8	$(26.3)
Bolzoni
Operating profit (loss)	$2.0	$2.4	$(0.1)
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating profit (loss)	$2.0	$2.4	$(0.1)
Total
Operating profit (loss)	$(18.4)	$(8.5)	$(28.0)
Adjustments:
Restructuring and impairment charges[1]	1.7	15.7	1.6
Adjusted operating profit (loss)	$(16.7)	$7.2	$(26.4)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."